[LETTERHEAD OF FULBRIGHT & JAWORSKI LLP]

                                January 21, 1997

LifeCell Corporation
3606 Research Forest Drive
The Woodlands, Texas 77381

Ladies and Gentlemen:

         We have acted as counsel for LifeCell Corporation, a Delaware corporation (the "Company"), in connection with the proposed offering by certain stockholders of the Company (the "Selling Stockholders") of an aggregate of 8,775,644 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock"), of the Company, which Shares (i) are issuable upon conversion of the Company's Series B Preferred Stock, $.001 par value per share (the "Series B Preferred Stock), (ii) are issuable upon exercise of certain warrants to purchase shares of Common Stock (the "Warrants") or (iii) may be issued upon conversion of the shares of Series B Preferred Stock that may be issued as dividends on the shares of Series B Preferred Stock.

         In connection therewith, we have examined, among other things, the Restated Certificate of Incorporation, as amended, of the Company (the "Certificate") and the Amended and Restated By-laws of the Company, the corporate proceedings with respect to the proposed offering of the Shares and the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission for the registration of the Shares under the Securities Act of 1933 (the Registration Statement, as amended at the time when it becomes effective, being herein referred to as the "Registration Statement").

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         1. Subject to the conversion of the applicable shares of Series B Preferred Stock in accordance with the applicable provisions of the Certificate, the Shares proposed to be sold that may be issued upon conversion of Series B Preferred Stock will be legally issued, fully paid and non-assessable shares of Common Stock.

         2. Subject to the exercise of the applicable Warrants in accordance with the terms of such Warrants, the Shares proposed to be sold that may be issued upon exercise of the Warrants will be legally issued, fully paid and non-assessable shares of Common Stock.

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LifeCell Corporation
January 21, 1997
Page 2


         3. Subject to the issuance of such Shares upon conversion of the shares of Series B Preferred Stock that may be issued as dividends on the shares of Series B Preferred Stock in accordance with the applicable provisions of the Certificate and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, the Shares proposed to be sold that may be issued upon conversion of the shares of Series B Preferred Stock that may be issued as dividends on the shares of Series B Preferred Stock will be legally issued, fully paid and non-assessable shares of Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ FULBRIGHT & JAWORSKI L.L.P.
                                           Fulbright & Jaworski L.L.P.